EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related prospectus of DexCom, Inc. to be filed on or about November 4, 2009 and to the incorporation by reference therein of our reports dated March 3, 2009 except for Note 1, as to which the date is November 4, 2009 with respect to the consolidated financial statements of DexCom, Inc., included in the Current Report on Form 8-K dated November 4, 2009 and our report dated March 3, 2009 with respect to the effectiveness of internal control over financial reporting included in its Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

November 4, 2009